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                       ADVISORY AGREEMENT

            Alliance All-Market Advantage Fund, Inc.
                   1345 Avenue Of The Americas
                    New York, New York 10105

                                                 October 28, 1994


Alliance Capital Management L.P.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

         We, the undersigned Alliance All-Market Advantage

Fund, Inc., herewith confirm our agreement with you as

follows:

         1.   We are a closed-end, non-diversified

management investment company registered under the

Investment Company Act of 1940 (the "Act").  We propose to

engage in the business of investing and reinvesting our

assets in securities ("the portfolio assets") of the type

and in accordance with the limitations specified in our

Articles of Incorporation, Bylaws, Registration Statement

filed with the Securities and Exchange Commission under the

Securities Act of 1933 and the Act, and any representations

made in our prospectus, all in such manner and to such

extent as may from time to time be authorized by our Board

of Directors.  We enclose copies of the documents listed

above and will from time to time furnish you with any

amendments thereof.




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         2.   (a)  We hereby employ you to manage the

investment and reinvestment of the portfolio assets as above specified and, without limiting the generality of the

foregoing, to provide management and other services

specified below.

              (b)  You will make decisions with respect to

all purchases and sales of the portfolio assets.  To carry

out such decisions, you are hereby authorized, as our agent

and attorney-in-fact, for our account and at our risk and in our name, to place orders for the investment and

reinvestment of the portfolio assets.  In all purchases,

sales and other transactions in the portfolio assets you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might

or could do with respect to such purchases, sales or other

transactions, as well as with respect to all other things

necessary or incidental to the furtherance or conduct of

such purchases, sales or other transactions.

              (c)  You will report to our Board of Directors

at each meeting thereof all changes in the portfolio assets

since the prior report, and will also keep us in touch with

important developments affecting the portfolio assets and on your own initiative will furnish us from time to time with

such information as you may believe appropriate for this

purpose, whether concerning the individual issuers whose




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securities are included in our portfolio, the industries in which they engage, or the conditions prevailing in the

economy generally.  You will also furnish us with such

statistical and analytical information with respect to the

portfolio assets as you may believe appropriate or as we

reasonably may request.  In making such purchases and sales

of the portfolio assets, you will bear in mind the policies

set from time to time by our Board of Directors as well as

the limitations imposed by our Articles of Incorporation and in our Registration Statement under the Act and the

Securities Act of 1933, and the limitations in the Act and

of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies.

              (d)  It is understood that you will from time

to time employ or associate with yourselves such persons as

you believe to be particularly fitted to assist you in the

execution of your duties hereunder, the cost of performance

of such duties to be borne and paid by you.  No obligation

may be incurred on our behalf in any such respect.  During

the continuance of this agreement at our request you will

provide us persons satisfactory to our Board of Directors to serve as our officers.  Such personnel may be employees of

you or your affiliates.  Nothing contained herein shall be

construed to restrict our right to hire our own employees or to contract for services to be performed by third parties.




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Furthermore, you or your affiliates (other than us) shall

furnish us without charge with such management supervision

and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the

requirements of any regulatory authority to which you may be subject.

         3.   We hereby confirm that, subject to the

foregoing, we shall be responsible and hereby assume the

obligation for payment of all our other expenses, including:

(a) payment of the fee payable to you under paragraph 5

hereof; (b) brokerage and commission expenses; (c) federal,

state, local and foreign taxes, including issue and transfer taxes, incurred by or levied on us; (d) interest charges on

borrowings; (e) our organizational and offering expenses,

whether or not advanced by you; (f) fees and expenses of

registering our shares under the appropriate federal

securities laws and of qualifying our shares under

applicable state securities laws; (g) fees and expenses of

listing and maintaining the listing of our shares on any

securities exchange; (h) expenses of printing and

distributing reports to shareholders; (i) costs of proxy

solicitation; (j) fees, charges and expenses of our

administrator, custodian, our registrar, transfer and

dividend paying agent and our shareholder servicing agent;

(k) compensation of our Directors, officers and employees




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who do not devote any part of their time to your affairs or the affairs of your affiliates other than us; (l) legal and

auditing expenses; (m) the cost of stock certificates

representing shares of our common stock; and (n) costs of

stationery and supplies.

         4.   We shall expect of you, and you will give us

the benefit of, your best judgment and efforts in rendering

these services to us, and we agree as an inducement to your

undertaking these services that you shall not be liable

hereunder for any mistake of judgment or in any event

whatsoever, except for lack of good faith, provided that

nothing herein shall be deemed to protect, or purport to

protect, you against any liability to us or to our security

holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the

performance of your duties hereunder, or by reason of your

reckless disregard of your obligations and duties hereunder.

         5.   In consideration of the foregoing we will pay

you a fee comprised of a basic fee (the "Basic Fee") and an

adjustment to the Basic Fee based on the investment

performance of the Fund in relation to the investment record of the Russell 1000 TM Growth Index (the "Index").  Such fee

shall be calculated and payable as described below.

              (a)  Beginning with the month of November 1995

and for each succeeding month, the Basic Fee shall be a




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monthly fee equal to 1/12th of 1.5% (1.5% on an annualized

basis) of the average of the net assets of the Fund at the

end of each month included in the applicable performance

period.  The performance period for each such month shall be from November 1994 to the most recent month-end, until this

agreement has been in effect for 36 full calendar months,

when it shall become a rolling 36 month period ending with

the most recent calendar month.  The Basic Fee for each such month shall be increased at the rate of 1/12th of .05% for

each percentage point in excess of two, rounded to the

nearer point (the higher point if exactly one-half a point),

that the investment performance of the Fund for the

performance period then ended exceeds the percentage change

in the investment record of the Index for such performance

period (up to a maximum of eight percentage points).  If,

however, the investment performance of the Fund for such

performance period shall be exceeded by the percentage

change in the investment record of the Index for such

performance period, then such Basic Fee shall be decreased

at the rate of 1/12th of .05% for each percentage point in

excess of two, rounded to the nearer point (the higher point if exactly one-half), that the percentage change in the

investment record of the Index exceeds the investment

performance of the Fund for such performance period (up to a maximum of eight percentage points).  The maximum increase




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or decrease in the Basic Fee for any month may not exceed

1/12th of .30%; the maximum monthly fee, as adjusted, may

not exceed 1/12th of 1.80%; and the minimum monthly fee, as

adjusted, may not be less than 1/12th of 1.20%.

              (b)  For the period from November 1, 1994

through October 31, 1995, you will receive a minimum fee

(the "Minimum Fee"), payable monthly, equal to 1.20%,

annualized, of the average of the net assets of the Fund at

the end of each month in such annual period.  The

performance period relating to such annual period will be

from November 1, 1994 through October 31, 1995.  The fee

receivable by you for such annual period may be increased to

1.80% from the Minimum Fee.  The increase, if any, will be

equal to the difference between (i) the Basic fee as

adjusted for such annual period in accordance with the

preceding paragraph and (ii) the Minimum Fee.  The maximum

increase in the Minimum Fee for such annual period may not

exceed .60%, with the rate of any increase being applied on

an annualized basis.  You will not receive any fee for any

period prior to November 1, 1994.

              (c) The investment performance of the Fund for

any period, expressed as a percentage of the Fund's net

asset value per share at the beginning of such period, shall mean and be the sum of: (i) the change in the Fund's net

asset value per share during such period;  (ii) the value of




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the Fund's cash distributions per share accumulated to the

end of such period; and (iii) the value of capital gains

taxes per share paid or payable on undistributed realized

long-term capital gains accumulated to the end of such

period.  For this purpose, the value of distributions per

share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share

paid or payable on undistributed realized long-term capital

gains shall be treated as reinvested in shares of the Fund

at the net asset value per share in effect at the close of

business on the record date for the payment of such

distributions and dividends and the date on which provision

is made for such taxes, after giving effect to such

distribution, dividends and taxes.  Notwithstanding any

provisions of this subparagraph (c) or of the other

subparagraphs of Paragraph 5 hereof to the contrary, the

investment performance of the Fund for any period shall not

include, and there shall be excluded from the change in the

Fund's net asset value per share during such period and the

value of the Fund's cash distributions per share accumulated to the end of such period shall be adjusted for, any

increase or decrease in the investment performance of the

Fund for such period computed as set forth in the preceding

two sentences and resulting from the Fund's issuance, sale

or repurchase of any shares of Common Stock of the Fund.




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         (d) The investment record of the Index for any

period, expressed as a percentage of the Index level at the

beginning of such period, shall mean and be the sum of

(i) the change in the level of the Index during such period;

and (ii) the value, computed consistently with the Index, of cash distributions made by companies whose securities

comprise the Index accumulated to the end of such period.

For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the

Index at the end of each calendar month following the

payment of the dividend.

         (e) Any calculation of the investment performance

of the Fund and the investment record of the Index shall be

in accordance with any then applicable rules of the

Securities and Exchange Commission.

         (f) In the event of any termination of this

agreement, the fee provided for in this Paragraph 5 shall be calculated on the basis of a period ending on the last day

on which this agreement is in effect, subject to a pro rata

adjustment based on the number of days elapsed in the

current period as a percentage of the total number of days

in such period.

         6.   This agreement shall become effective on the

date on which our pending Registration Statement on Form N-2 relating to our shares becomes effective and shall continue




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in effect until September 30, 1996 and may be continued for successive twelve-month periods (computed from each

October 1) provided that such continuance is specifically

approved at least annually by our Board of Directors or by

majority vote of the holders of our outstanding voting

securities (as defined in the Act), and in either case, by a majority of our Board of Directors who are not interested

persons, as defined in the Act, of any party to this

agreement (other than as Directors of our corporation),

provided further, however, that if the continuation of this

agreement is not approved, you may continue to render the

services described herein in the manner and to the extent

permitted by the Act and the rules and regulations

thereunder.  Upon the effectiveness of this agreement, it

shall supersede all previous agreements between us covering

the subject matter hereof.  This agreement may be terminated at any time, without the payment of any penalty, by vote of

a majority of our outstanding voting securities (as so

defined), or by a vote of our Board of Directors on 60 days

written notice to you, or by you on 60 days written notice

to us.

         7.   This agreement may not be transferred,

assigned, sold or in any manner hypothecated or pledged by

you and this agreement shall terminate automatically in the

event of any such transfer, assignment, sale, hypothecation




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or pledge by you.  The term "transfer", "assignment" and

"sale" as used in this paragraph shall have the meanings

ascribed hereto by governing law and any interpretation

thereof contained in rules or regulations promulgated by the

Securities and Exchange Commission thereunder.

         8.   (a) Except to the extent necessary to perform

your obligations hereunder, nothing herein shall be deemed

to limit or restrict your right, or the right of any of your employees, or any of the officers or directors of Alliance

Capital Management Corporation, your general partner, who

may also be a Director, officer or employee of ours, or

persons otherwise affiliated with us (within the meaning of

the Act) to engage in any other business or to devote time

and attention to the management or other aspects of any

other business, whether of a similar or dissimilar nature,

or to render service of any kind to any other trust,

corporation, firm, individual or association.

              (b) You will notify us of any change in the

general partner of your partnership within a reasonable time after such change.

         9.   This agreement shall be construed in

accordance with the laws of the State of New York, provided,

however, that nothing herein shall be construed as being

inconsistent with the Act.






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         If the foregoing is in accordance with your

understanding, will you kindly so indicate by signing and

returning to us the enclosed copy hereof.

                             Very truly yours,




                             ALLIANCE ALL-MARKET ADVANTAGE
                               FUND, INC.



                             By /s/ David H. Dievler
                                __________________________
                                Name:
                                Title:

Agreed to and accepted
as of the date first set forth above.

ALLIANCE CAPITAL MANAGEMENT L.P.

By ALLIANCE CAPITAL MANAGEMENT
     CORPORATION,
      its General Partner


   By /s/ John D. Carifa
     _______________________________
     Name:
     Title:


















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